TherapeuticsMD, Inc. 8-K

 Exhibit 99.1

FOR IMMEDIATE RELEASE

TherapeuticsMD Announces Amendment to

Term Loan Financing Facility with TPG Sixth Street Partners

- Amendment revises draw trigger for $50 million loan tranche previously tied to ANNOVERATM designation -

BOCA RATON, Fla., December 30, 2019 – TherapeuticsMD, Inc. (NASDAQ: TXMD), an innovative, leading women’s healthcare company, today announced that the Company and TPG Sixth Street Partners (“Sixth Street”) have amended the terms of the Company’s existing term loan financing facility to revise the draw trigger for one of the two $50 million delayed draw loan tranches thereunder.

The terms of the amendment no longer require that ANNOVERA be designated as a new category of birth control by the U.S. Food and Drug Administration for the Company to draw the loan tranche. As amended, the $50 million loan tranche may be made available to the Company at Sixth Street’s sole and absolute discretion either contemporaneously with the delivery of the Company’s financial statements for the fiscal quarter ending June 30, 2020 or at such earlier date as Sixth Street may consent to.

All other terms and conditions of the facility remain in full force and effect, including the conditions for the Company to draw the other $50 million loan tranche thereunder upon the Company achieving $11 million in net revenues from IMVEXXY®, BIJUVA® and ANNOVERA for the fourth quarter of 2019.

“We are pleased that our lenders continue to be supportive and demonstrate confidence in our business as we progress toward the full commercial launch of ANNOVERA in the first quarter of 2020,” said Robert G. Finizio, CEO of TherapeuticsMD.

About TherapeuticsMD, Inc.

TherapeuticsMD, Inc. is an innovative, leading healthcare company, focused on developing and commercializing novel products exclusively for women. Our products are designed to address the unique changes and challenges women experience through the various stages of their lives with a therapeutic focus in family planning, reproductive health, and menopause management. The company is committed to advancing the health of women and championing awareness of their healthcare issues. To learn more about TherapeuticsMD, please visit www.therapeuticsmd.com or follow us on Twitter: @TherapeuticsMD and on Facebook: TherapeuticsMD.

About TPG Sixth Street Partners

TPG Sixth Street Partners is a global finance and investment business with over $33 billion in assets under management. Co-founded in 2009 by Managing Partner Alan Waxman and Sixth Street’s management team, the firm’s long-term oriented, highly flexible capital base allows it to invest across industries, geographies, capital structures and asset classes. Sixth Street focuses on partnering with businesses and management teams to create fully committed financing solutions. TPG Sixth Street Partners is in a strategic partnership with TPG, the global alternative asset firm. For more information, visit www.tssp.com.

Forward-Looking Statements

This press release by TherapeuticsMD, Inc. may contain forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to TherapeuticsMD’s objectives, plans and strategies as well as statements, other than historical facts, that address activities, events or developments that the company intends, expects, projects, believes or anticipates will or may occur in the future. These statements are often characterized by terminology such as “believes,” “hopes,” “may,” “anticipates,” “should,” “intends,” “plans,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy” and similar expressions and are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements in this press release are made as of the date of this press release, and the company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the company’s control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled “Risk Factors” in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, and include the following: the company’s ability to maintain or increase sales of its products; the company’s ability to develop and commercialize IMVEXXY®, ANNOVERA™, BIJUVA® and its hormone therapy drug candidates and obtain additional financing necessary therefor; whether the company will be able to comply with the covenants and conditions under its term loan facility, including the conditions to draw additional tranches thereunder; the potential of adverse side effects or other safety risks that could adversely affect the commercialization of the company’s current or future approved products or preclude the approval of the company’s future drug candidates; the length, cost and uncertain results of future clinical trials; the company’s reliance on third parties to conduct its manufacturing, research and development and clinical trials; the ability of the company’s licensees to commercialize and distribute the company’s products; the availability of reimbursement from government authorities and health insurance companies for the company’s products; the impact of product liability lawsuits; the influence of extensive and costly government regulation; the volatility of the trading price of the company’s common stock and the concentration of power in its stock ownership. PDF copies of the company’s historical press releases and financial tables can be viewed and downloaded at its website: www.therapeuticsmd.com/pressreleases.aspx.

Investor Contact

Nichol Ochsner

Vice President, Investor Relations

561-961-1900, ext. 2088

Nochsner@TherapeuticsMD.com